Exhibit 5.1

December 15, 2000

Board of Directors of
NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A

Boulder, CO  80301

Dear Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about December __, 2000 (the "Registration Statement") by NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 3,108,536 shares of its Common Stock, $.0075 par value (the "Common Stock").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the 1994 Long-Term Performance Incentive Plan and the 1998 Stock Incentive Plan described in the Registration Statement, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on matters other than those expressly set forth in this letter.

Very truly yours,


HOLME ROBERTS & OWEN LLP


By:  /s/ Francis R. Wheeler

        Francis R. Wheeler
        Partner


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